Exhibit 99.1

KINGSWAY ANNOUNCES COMPLETION OF DOMESTICATION TO DELAWARE

Itasca, Illinois, December 31, 2018 - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced that it has completed its previously announced change of jurisdiction of incorporation from the province of Ontario to the State of Delaware (the “Domestication”).

The Domestication was approved pursuant to a special resolution of shareholders of the Corporation (with the requisite minimum 66 2/3 majority obtained) passed at the special meeting of shareholders held on December 14, 2018.

In light of the completion of the Domestication, Kingsway is subject as of today’s date to the General Corporation Law of the State of Delaware (the “DGCL”), and will be deemed for the purposes of the DGCL to have commenced its existence in Delaware on the date the Company originally commenced its existence in Ontario.

Complete details regarding the Domestication were outlined in the management information circular of the Company dated November 16, 2018 mailed to shareholders of record and available at www.sedar.com and on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are currently listed on the NYSE under the trading symbol “KFS.”

Additional Information

Additional information about Kingsway, including a copy of its 2017 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.

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